Exhibit 10. 9

SECOND AMENDMENT TO THE

AMGEN INC. AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

Effective January 1, 2008, the Amgen Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”) is hereby amended as follows (such amended language is indicated in italics):

1.	Section 4 of the Plan is hereby amended in its entirety as follows:

“4. GRANT OF RIGHTS; OFFERING

The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee; provided that no Offering shall occur in 2008 before March 1, 2008. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate. If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted rights, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted rights, if two rights have identical exercise prices) will be exercised. The provisions of separate Offerings need not be identical but each Offering shall include (through incorporation of the provisions of this Plan by reference in the Offering or otherwise) the substance of the provisions contained in paragraphs 5 through 8, inclusive.”

2.	Section 5(b)(i) is hereby amended in its entirety as follows:

“(i) the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including (if applicable to an Offering) determination of the exercise price of such right, provided, however, that if the fair market value of the Common Stock on the date on which such right is granted is less than the fair market value of the Common Stock on the first day of the Offering, then, solely for the purposes of determining the exercise price of such right, the first day of the Offering shall be the “Offering Date” for such right;”

3.	Section 5(b)(ii) is hereby amended in its entirety as follows:

“(ii) the Purchase Period (as defined in subparagraph 6(a)) for such right shall begin on its Offering Date and end coincident with the end of such Offering; and”

4.	Section 6(a) is hereby amended in its entirety as follows:

“(a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding fifteen percent (15%) of such employee’s Earnings (as defined in subparagraph 7(a)) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no more than twenty-seven (27) months after the Offering Date (the “Purchase Period”). Notwithstanding the foregoing, the fifteen percent (15%) limit set forth in the prior sentence shall be increased to thirty percent (30%) for determining the number of shares of Common Stock purchasable during the Offering that begins on March 1, 2008. In connection with each Offering made under this Plan, the Board or the Committee shall specify a maximum number of shares which may be purchased by any employee as well as a maximum aggregate number of shares which may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering which contains more than one Exercise Date (as defined in the Offering), the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Exercise Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the number of shares purchased for each participant shall be adjusted pro rata in accordance with the method set forth in the Offering. The amount of any accumulated payroll deductions remaining in each participant’s account will be distributed in cash to the participant, without interest, as soon as administratively practicable following the applicable Exercise Date.

To record this Second Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 14th day of December 2007.

AMGEN INC.

By:	/s/ BRIAN MCNAMEE
Title:	Senior Vice President, Human Resources